                                                                      EXHIBIT 20

                       CHIEF EXECUTIVE OFFICER'S MESSAGE


Dear Shareholder:

     We are pleased to report net earnings for Century South Banks, Inc. for the third quarter of 1999. Net income for the quarter was $4,099,000 or $0.35 per diluted share as compared to $3,944,000 or $0.33 per diluted share for the third
quarter of 1998, representing an increase in net income of 3.9%.   Year-to-date
earnings at September 30, 1999 were $12,043,000 or $1.02 per diluted share, exclusive of special charges taken in the first quarter of 1999 of approximately $247,300, net of related taxes, associated with the acquisition of Independent Bancorp, Inc. Year-to-date earnings at September 30, 1998 were $11,430,000 or $0.96 per diluted share, exclusive of an after-tax gain of $355,000 taken in the first quarter of 1998 on the sale of a branch.

     The quarterly cash dividend of $0.12 per share paid on October 6, 1999 represents a 9.10% increase over the same quarter of 1998 dividend.

     The third quarter results reflect continued growth in earnings and assets, as well as continued improvement in our asset quality. Total assets at September 30, 1999 were approximately $1,222,176,000. Return on assets was 1.33% for the nine-month period. At September 30, 1999, our allowance for loan loss was very strong, at approximately 1.50% of total loans outstanding. Our nonperforming assets continue to trend downward, and were at 0.70% as a percentage of total assets.

     We continue to move forward with our previously announced acquisitions of Haywood Bancshares, Inc., Waynesville, North Carolina, and Lanier Bankshares, Inc., Gainesville, Georgia. We expect to complete these mergers in first quarter 2000, which will add some $270 million in assets to our Company.

     We appreciate the dedication of our committed staff of professional bankers, and encourage your continued support of your Company.


                                    Sincerely,


                                    James A. Faulkner
                                    Vice Chairman and
                                    Chief Executive Officer

                  Century South Banks, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

                                                                         September 30,           September 30,
                                                                              1999                   1998
                                                                         -------------------------------------
                                                                                (amounts in thousands)
Assets
    Cash and due from banks                                               $   39,442              $   41,059
    Federal funds sold                                                        14,380                  41,190
    Interest-earning deposits in other banks                                   2,444                  11,269
    Investment securities                                                    196,653                 163,047
    Loans, net of unearned income                                            926,319                 860,146
    Allowance for loan losses                                                (13,815)                (13,436)
    Premises and equipment, net                                               26,692                  26,907
    Other assets                                                              30,061                  31,035
                                                                          ----------------------------------
    Total assets                                                          $1,222,176              $1,161,217
                                                                          ==================================

Liabilities
    Noninterest-bearing deposits                                          $  137,282              $  135,377
    Interest-bearing deposits                                                892,278                 881,784
    Other short-term borrowings                                               11,095                     160
    Federal Home Loan Bank advances                                           39,205                   8,306
    Long-term debt                                                                32                      36
    Other liabilities                                                         11,429                  10,808
                                                                          ----------------------------------
    Total liabilities                                                      1,091,321               1,036,471
                                                                          ----------------------------------

Shareholders' Equity
    Common stock                                                              11,768                  11,786
    Additional paid-in capital                                                36,002                  36,095
    Retained earnings                                                         85,805                  75,902
    Unearned compensation-restricted stock awards                               (795)                      -
    Common stock in treasury, at cost                                              -                    (306)
    Accumulated other comprehensive income                                    (1,925)                  1,269
    Total shareholders' equity                                               130,855                 124,746
                                                                          ----------------------------------
    Total liabilities and shareholders' equity                            $1,222,176              $1,161,217
                                                                          ==================================

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                           Three months ended              Nine months ended
                                                              September 30,                   September 30,
                                                          1999            1998*           1999            1998*
                                                       ---------------------------------------------------------
                                                           (amounts in thousands, except per share data)

    Interest income                                     $ 25,431        $ 25,192        $ 74,107        $ 74,942
    Interest expense                                      10,472          10,784          30,418          32,264
                                                       ---------------------------------------------------------
    Net interest income                                   14,959          14,408          43,689          42,678
    Provision for loan losses                                564             613           1,743           1,727
    Noninterest income                                     2,927           3,138           9,226          10,023
    Noninterest expense                                   11,208          10,995          33,466          33,235
    Income tax expense                                     2,015           1,994           5,910           5,954
                                                       ---------------------------------------------------------
    Net income                                          $  4,099        $  3,944        $ 11,796        $ 11,785
                                                       =========================================================

   Weighted average common shares outstanding
      assuming dilution                                   11,836          11,887          11,854          11,865
    Net income per share assuming dilution              $   0.35        $   0.33        $   1.00        $   0.99
    Dividends declared per share                        $0.12000        $0.11000        $0.36000        $0.32625

  * First quarter of 1998 included an after-tax gain totaling $355,000 recognized on the sale of a branch. 1998 numbers have also been restated to reflect the acquisition of Independent Bancorp, Inc.

                                                            CenturySouthbanks
-----------------------------------------------------------------------------
                                                                         Inc.
Executive Officers
-----------------------------------------------------------------------------
William H. Anderson, II                                              Chairman
J. Russell Ivie                                                 Vice Chariman
James A. Faulkner                                         Vice Chairman & CEO
Joseph W. Evans                                          President, COO & CFO
Tony E. Collins                                Executive Vice President & CAO
Stephen W. Doughty                             Executive Vice President & CCO
E. Max Crook                                         Executive Vice President
J. Perry Hendrix                                     Executive Vice President
J. Thomas Wiley, Jr.                                 Executive Vice President
Sidney J. Wooten                                     Executive Vice President

Directors
-----------------------------------------------------------------------------
William H. Anderson, II, Chairman                       Thomas T. Folger, Jr.
J. Russell Ivie, Vice Chairman                          Quill O. Healey
James A. Faulkner, Vice Chairman                        Frank C. Jones
James R. Balkcom, Jr.                                   John B. McKibbon, III
William L. Chandler                                     E. Paul Stringer
Joseph W. Evans

Affiliates
-----------------------------------------------------------------------------
Bank of Dahlonega                             Peoples Bank
60 Main Street West                           13321 Jones Street
Dahlonega, GA  30533                          Lavonia, GA  30553
John L. Lewis, President                      J. Douglas Cleveland, President
706-864-3314                                  706-356-8040

The Bank of Ellijay                           Bank of Danielsville
Sand and Broad Street                         Courthouse Square
Ellijay, GA  30540                            Danielsville, GA  30633
Britt H. Henderson, President                 L. Banister Sexton, President
706-276-3400                                  706-795-2121

First Bank of  Polk County                    First South Bank, N.A.
40 Ocoee Street                               4951 Forsyth Road
Copperhill, TN  37317                         Macon, GA  31210
James R. Quintrell, President                 E. Max Crook, President
Sidney J. Wooten, Chief Executive Officer     912-757-2000
423-496-3261

Georgia First Bank, N.A.                      AmeriBank, N.A.
455 Jesse Jewell Parkway                      7393 Hodgson Memorial Drive
Gainesville, GA  30501                        Savannah,  GA  31406
James A. Faulkner, Chairman                   Heys E. McMath, III, President
J. Perry Hendrix, Interim President           912-232-3800
770-535-8000

Fannin County Bank, N.A.                      The Independent Bank of Oxford
480 W. First Street                           402 Main Street
Blue Ridge, GA  30513                         Oxford, AL  36203
Steve M. Eaton, President                     Joel B. Carter, President
706-632-2075                                  256-835-1776

First Community Bank of Dawsonville
136 Highway 400 South
Dawsonville, GA  30534
Gary L. Evans, President
706-216-5050

                       Financial Highlights (Unaudited)


Selected Balances
--------------------------------------------------------------------------------------------------------------------

                                                        As of  and for nine months
                                                            Ended September 30,
                                                        1999                 1998*             Percentage Change
                                               ---------------------------------------------------------------------
                                                            (amounts in thousands, except per share data)

Loans, net                                           $  912,504           $  846,710                   7.78%
Deposits                                              1,029,560            1,017,161                   1.22
Total assets                                          1,222,176            1,161,217                   5.25
Shareholders' equity                                    130,855              124,746                   4.90
Net income                                               11,796               11,785                   0.09
Book value per share                                      11.12                10.64                   4.51
Net income per share assuming dilution                     1.00                 0.99                   1.01
Weighted average common shares outstanding
    assuming dilution                                    11,854               11,865                  (0.09)
Nonperforming loans                                       4,248                5,965                 (28.78)
Other nonperforming assets                                4,253                6,575                 (35.32)


Financial Ratios
--------------------------------------------------------------------------------------------------------------------

Return on average assets                                   1.33%                1.37%                 (2.92)%
Return on average shareholders' equity                    12.30                13.15                  (6.46)
Net interest margin (taxable equivalent)                   5.36                 5.45                  (1.65)
Allowance for loan losses to loans                         1.49                 1.56                  (4.49)
Nonperforming assets to total assets                       0.70                 1.08                 (35.19)


* First quarter of 1998 included an after-tax gain totaling $355,000 recognized on the sale of a branch. 1998 numbers have also been restated to reflect the acquisition of Independent Bancorp, Inc.

                            SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------
Stock Information
Century South Banks, Inc. ("CSBI") lists its stock for trading on the Nasdaq National Market tier of The Nasdaq Stock Market under the Symbol "CSBI". Market prices for the quarter ended September 30, 1999 are as follows:

       Three month high .........................  $  25.00
       Three month low ..........................  $  20.875
       Closing price ............................  $  23.00
--------------------------------------------------------------------------------
Shareholder Services
Shareholders wishing to change the name or address on their stock, to report lost certificates or to consolidate accounts should contact:
       Registrar and Transfer Company
       Attn:  Investor Relations
       10 Commerce Drive
       Cranford, New Jersey  07016
       (800) 368-5948
--------------------------------------------------------------------------------
Dividend Reinvestment Plan/Cash Contributions
Shareholders wishing to automatically reinvest quarterly dividends into Century South Banks, Inc. common stock or make voluntary cash contributions should contact:
       Registrar and Transfer Company
       Attn:  Investor Relations
       10 Commerce Drive
       Cranford, New Jersey  07016
       (800) 368-5948
--------------------------------------------------------------------------------
Investor Relations
Shareholders, analysts, and others seeking financial information on Century South Banks, Inc. should contact one of the following:

James A. Faulkner    Susan J. Anderson                   Joseph W. Evans
Vice Chairman & CEO  Senior Vice President & Controller  President,COO & CFO
(706) 864-3915       (706) 864-3915                      (912) 475-4340